Exhibit 99.1

Receptos to Initiate Phase 3 Trial of RPC1063 in Relapsing Multiple Sclerosis

— Data from Interim Analysis of Phase 2 Trial Provide Support to Advance Program —

— Interim Data Consistent with RPC1063 Differentiation Profile —

SAN DIEGO, Dec. 5, 2013 (GLOBE NEWSWIRE) — Receptos, Inc. (Nasdaq:RCPT) announced today that the Company has completed a pre-planned interim analysis of the Phase 2 portion of RADIANCE, its Phase 2/3 trial of RPC1063 in relapsing multiple sclerosis (RMS). The Data Monitoring Committee (DMC) reviewed data from the interim analysis of the study and approved continuation of the Phase 2 portion as well as initiation of the Phase 3 portion of the study. The results continue to support the RPC1063 differentiation profile and are consistent with data from prior RPC1063 studies. Based on the results of the interim analysis and the DMC recommendation, Receptos will initiate the Phase 3 portion of RADIANCE. Top-line results of the Phase 2 portion of the study continue to be expected in mid-2014.

The interim analysis focused on several potential product attributes that may be important for differentiation from other S1P receptor modulators on the market or in development. The following preliminary observations of the interim data were made with regard to key aspects of the product profile:

•                  The overall adverse event profile appears relatively balanced between RPC1063 and placebo groups, with no serious adverse events observed to date;

•                  Modest impact on heart rate for RPC1063-treated patients compared to placebo patients, consistent with results of the earlier RPC1063 thorough QT study, with no cardiac adverse events observed to date;

•                  Low rates of liver enzyme elevations observed in study to date that appear supportive of a favorable hepatotoxicity profile;

•                  Preliminary clinical activity and reduction in lymphocyte count that appear to be consistent with data from other S1P receptor modulators on the market or in development.

“We are pleased with the results of this interim analysis, which we believe further de-risk the program,” said Faheem Hasnain, President and Chief Executive Officer of Receptos. “These results support initiation of the Phase 3 portion of RADIANCE, a major milestone in our development program for RPC1063. We continue to look forward to the top-line results for this Phase 2 RMS trial in mid-2014, as well as the results of our Phase 2 trial in ulcerative colitis.”

About RPC1063

RPC1063 is a novel, oral, once daily, selective and potent sphingosine 1-phosphate 1 receptor (S1P1R) modulator in development for autoimmune indications. Previously reported Phase 1 results demonstrated adequate pharmacokinetic, pharmacodynamic and safety features, which provide supportive data for the differentiation strategy for RPC1063 as a potential best-in-class second generation S1P1R modulator. The Phase 2 portion of the RADIANCE trial is a randomized, double-blind study designed to compare 0.5 mg and 1.0 mg of RPC1063 against placebo in 210 patients with RMS. Enrollment was completed in October 2013, with the number of patients enrolled in the study exceeding the number planned. The Phase 3 portion of the trial will be a randomized, double-blind study designed to compare 0.5 mg and 1.0 mg of RPC against interferon beta-1a in 1,200 patients with RMS. Receptos is also enrolling a randomized Phase 2 study called TOUCHSTONE examining the efficacy, safety and tolerability of RPC1063 in ulcerative colitis (UC). Top-line results for both studies are expected in mid-2014.

About Receptos

Receptos is a biopharmaceutical company developing therapeutic candidates for the treatment of immune and metabolic diseases. The Company’s lead program, RPC1063, is a sphingosine 1-phosphate 1 receptor (S1P1R) small molecule modulator candidate for immune indications, including relapsing multiple sclerosis (RMS) and inflammatory bowel disease (IBD). The Company is also developing RPC4046, an anti-interleukin-13 (IL-13) antibody for an allergic/immune-mediated orphan disease, eosinophilic esophagitis (EoE). Receptos has established expertise in high resolution protein crystal structure determination, biology and drug discovery for G-protein-coupled receptors (GPCRs).

Forward-Looking Statements

Statements contained in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “expects,” “believes,”

“anticipates,” “may,” “intends,” “plans,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements do not constitute guarantees of future performance. Investors are cautioned that forward-looking statements, including without limitation statements regarding development and future potential of the Company’s product candidates, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include without limitation consistency of results from the interim analysis discussed above and final trial results, as well as other risks associated with the process of discovering, developing and commercializing drug candidates that are safe and effective for use as human therapeutics. These and other risks regarding the Company’s financial position and research and development programs are described in detail in the Company’s SEC filings, including the Company’s Quarterly Reports on Form 10-Q and the Registration Statement on Form S-1 which was declared effective on May 8, 2013. All forward-looking statements contained in this release speak only as of the date on which they were first made by the Company, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after such date.

CONTACT:                             Media and Investor Contacts:

Graham K. Cooper

Chief Financial Officer, Receptos

(858) 652-5708

gcooper@receptos.com

Michael Rice

LifeSci Advisors, LLC

(646) 597-6979

mrice@lifesciadvisors.com